MISTRAS GROUP, INC.
EXECUTIVE SEVERANCE PLAN

Introduction

Due to the competitive nature of the asset integrity business and the need for executive talent in the industry, executives of Mistras Group, Inc. (“Mistras”) and its subsidiaries (Mistras and its subsidiaries are collectively referred to as the “Company”) have been and will continue to be recruited by other companies. In order to attract and retain executive talent, the Compensation Committee (the "Committee”) of the Board of Directors of Mistras, in consultation with management, has implemented this severance plan (the “Plan”). This Plan is designed to provide its participants with some level of continued income and benefits upon the termination of their employment with the Company under certain circumstances.

Participants

Participants who receive the benefit of this Plan (“Participants”) are U.S. based full time employees of the Company who are executive officers of the Company who have been approved by name by the Board or the Compensation Committee to be eligible for this Severance Plan. In addition, the CEO with the concurrence of the Compensation Committee may designate by name specific executive vice presidents or senior vice presidents who are not executive officers to be Participants of this Plan.

Once an executive officer is designated as a Participant, he or she will continue to participate in this Plan until his or her removal by the Board or Compensation Committee in their discretion. Once a non-executive officer is designated as a Participant, he or she will continue to participate in this Plan until the earlier of (i) his or her removal by the Board or Compensation Committee in their discretion, or (ii) the end of the calendar year in which his or her participation in this Plan (or the most recent renewal by the Board or Compensation Committee of his or her participation in this Plan) became effective. The Company reserves the right to add and remove Participants at will and participation in this Plan for any period will not confer upon any employee the right to continue to participate in this Plan.

If any Participant is party to an individual agreement with the Company that provides for severance benefits in the event of termination of employment with the Company and does not expressly contemplate participation in this Plan, the individual will not be eligible to participate in this Plan.

Circumstance for Severance

Severance benefits are payable to a Participant pursuant to this Plan in only the following circumstances:

Termination without Cause.

A Participant’s employment with the Company is terminated by the Company without Cause, with “Cause” meaning (i) the Participant’s commission of acts involving fraud, dishonesty, unauthorized disclosure of Confidential Information, the commission of a felony or other crime involving moral turpitude, or a violation of material Company policies; (ii) direct acts constituting a breach of the Participant’s duty of loyalty to the Company; (iii) the Participant’s refusal or failure (other than by reason of serious physical or mental illness, injury, or medical condition) to perform the Participant’s job, duties and responsibilities, including, but not limited to, any duties or responsibilities reasonably assigned to the Participant by the Board or CEO, if such refusal or failure is not remedied within 30 days after the

Participant receives written notice thereof from an executive officer or the Board, provided if the Participant commits the same failure or refusal, no notice or opportunity to remedy need be provided to Participant; (iv) material underperformance by Participant, as reflected in two written performance reviews not less than 1 month apart.

Termination for Good Reason.

The Participant’s employment with the Company is terminated by the Participant for “Good Reason,” with “Good Reason” being (i) a 10% reduction in the base salary or target incentive compensation opportunity as in effect immediately prior to the reduction (excluding, however, the impact of across-the-board salary reductions similarly affecting other senior executives of the Company); (ii) a Company-mandated relocation of Participant’s principal place of employment to a location that is more than 50 miles from Participant’s normal Company work location if the Participant periodically works in a Mistras work location (but, for avoidance of doubt, this clause (ii) will not be triggered by a Company decision to reduce or eliminate remote or hybrid work arrangements); provided, however, that no event will constitute Good Reason unless (x) Participant provides the Company with written objection to such event within 30 days after the initial occurrence thereof, (y) such event is not reversed or corrected by the Company within 30 days of its receipt of such written objection, and (z) Participant separates from service within 30 days following the expiration of that cure period.

The Plan does not apply to the termination of employment under any other circumstances or for any reason except as expressly enumerated above. This Plan does not apply to the termination of a Participant’s employment due to the Participant’s death or disability. Disability means the Participant cannot perform, with reasonable accommodations, the essential and customary functions and responsibilities of his or her position for 150 consecutive calendar days or 150 or more calendar days in any 365 consecutive calendar day period.

Conditions to Receive Severance

In order to receive any benefits under this Plan, a Participant must sign a release agreement in a form prescribed by the Company. The release agreement will provide the Company, its affiliates, and all officers, directors, employees and other representatives of the Company and its affiliates with a full release of any claims the Participant may have against them. In addition, the release agreement will have non-compete, non-solicitation and non-interference restrictions as determined by the Company during the period a Participant is receiving severance payments (the “Restricted Period”), confidential requirements, an acknowledgement of the Company’s ownership of intellectual property, non-disparagement requirements and a requirement to return all Company property.

In order for the release requirement to be satisfied, the Participant must sign the release agreement and return it to the Company, and the release agreement must become irrevocable, within 30 days after the Participant’s termination of employment.

Benefits

1. Pay

No Change in Control

If a Participant’s employment is terminated by the Company without Cause or a Participant terminates employment for Good Reason, but not within 90 days before or one year after a Change in Control, as defined below, the following shall be the paid to the Participant:

a. 12 months base salary, payable in equal installments at customary payroll intervals over 12 months.

b. pro rata portion of the annual non-equity incentive plan (as that term is defined in Item 402(a)(6)(iii) of Regulation S-K and, for avoidance of doubt, not including any discretionary bonus) award earned for the year, if any, in which Participant is terminated based upon actual Company performance.

c. The annual non-equity incentive plan award earned for the most recently completed fiscal year shall be payable as if a Participant was still employed with the Company at time that annual non-equity incentive awards are paid, should termination occur after the end of the fiscal year and before payment of such awards.

Change in Control

If a Participant’s employment is terminated by the Company without Cause or a Participant terminates employment for Good Reason, in either case within 90 days before or one year after a Change in Control, as defined below, the following shall be the paid to the Participant:

a. 1.5 times the sum of Participant’s (A) annual base salary, plus (B) Participant’s target annual non-equity incentive plan opportunity, all payable in equal installments at customary payroll intervals over 18 months.

b. The annual non-equity incentive plan award earned for the most recently completed fiscal year shall be payable as if a Participant was still employed with the Company at time that annual non-equity incentive awards are paid, should termination occur after the end of the fiscal year and before payment of such awards.

For purposes of this Plan, a “Change in Control” shall have the meaning set forth in the Mistras Group, Inc. Amended and Restated 2016 Long-Term Incentive Plan (the “LTIP”) , as the LTIP may be amended, modified, or restated from time to time, and any successor plan. If the LTIP shall no longer be in effect and there is no successor plan, the definition of Change of Control in the final version of the LTIP in effect shall be the term used in this Plan.

Timing of Payments. Notwithstanding anything herein to the contrary, no benefit or payment hereunder will be provided or paid until Participant has a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) and references herein to termination of employment will be construed to mean separation from service. Except as otherwise provided below, cash severance payments hereunder will be paid (or commence to be paid, as applicable) on the first regularly scheduled payroll date occurring at least five business days after the release agreement becomes irrevocable (the “Settlement Date”); provided that in the case of cash severance payable at customary payroll intervals, the initial payment will include any amounts that would otherwise have been payable since the terminate date. Annual incentive payments hereunder based on actual performance will be paid on the later of the date that annual incentive payments are made to active employees in respect of the same year or the Settlement Date, but in no event later than the time required to satisfy the exemption described in Treas. Reg. § 1.409A-1(b)(4). Each payment shall be treated as a separate payment for purposes of Section 409A. If a Participant has the ability to enable payments hereunder to commence in the year employment is terminated or the following year, based upon the amount of time the Participant takes to return the signed release, payments will not commence until the year following termination of employment. If a Participant who is a specified employee (within the meaning of Section 409A) is entitled to payment pursuant to this Plan of deferred compensation subject to Section 409A prior to six months after such Participant’s termination of employment, such payments will be deferred and paid in a lump sum after the end of such six-month period. Any such delay shall not affect the timing of other payments under this Plan.

Severance not Earnings. Amounts payable under this Plan will not be included as earnings under or eligible for contribution to any other Company plan, such as the Mistras 401(k) Savings Plan.

Base Salary. For purposes calculating benefits under this Plan, base salary shall mean the highest annualized rate of base salary in effect for the Participant during the 12 month period preceding termination of employment.

2.Benefits

Medical Coverage. If a Participant, immediately before the termination of his or her employment, participates in a Company group health plan, and during the Restricted Period the Participant continues participating in such plan by electing continuation of healthcare benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will provide COBRA continuation coverage to the employee at the Company’s expense during the Restricted Period for amounts over the active employee contribution level amount, if and to the extent the Participant shall be entitled and has elected to receive COBRA continuation coverage. If Participant obtains employment during the Restricted Period and becomes eligible to participate in the subsequent employer’s health plans, the Company shall no longer provide any subsidy of COBRA benefits. The Company may impute income to Participant in respect of such COBRA subsidy to the extent the Company determines that such imputation is necessary to mitigate the risk of penalties and/or taxes to Participant or the Company, or to otherwise comply with applicable law.

Other Benefits. Benefits under all Company benefit plans and programs will terminate in accordance with the terms of those plans as they are normally applied to employees who resign or are terminated from their employment with the Company.

3.Equity Awards.

If a Participant’s employment is terminated by the Company without Cause or the Participant terminates employment for Good Reason, not in connection with a Change in Control, then equity awards will be treated as follows:

During the Restricted Period (so long as the Participant is complying with the confidentiality requirements and the non-compete and non-solicitation restrictions in his or her release agreement), all stock options will continue to vest. Any vested stock options shall expire 90 days after the end of the Restricted Period.

Performance based RSUs which have been earned and other time-vesting RSUs that (in either case) are scheduled to vest during the Restricted Period will cease to be subject to a service-condition, but will remain subject to forfeiture if the Participant fails to comply with the confidentiality requirements and the non-compete and non-solicitation restrictions in his or her release agreement during the Restricted Period. Such awards will continue to be settled in accordance with their terms and the applicable requirements of Section 409A. Therefore, to the extent that such an award is settled prior to the end of the Restricted Period (e.g., because, in the case of an award exempt from Section 409A, settlement occurs promptly following satisfaction of the service condition, or in the case of an award subject to Section 409A, because the applicable payment event occurs prior to the end of the Restricted Period), the shares issued in respect of the award (less any shares withheld in satisfaction of tax withholding requirements) will be subjected to a stop-transfer order for the remainder of the Restricted Period and will be forfeited if the Participant fails to comply with the confidentiality requirements and the non-compete and non-solicitation restrictions in his or her release agreement during the Restricted Period.

The effect of involuntary termination following a Change in Control on equity-based awards will be determined in accordance with the terms of the applicable equity plan and award agreements, provided that any vesting acceleration or other enhancement will be subject to release agreement requirements described in this Plan.

Sale of Assets

Notwithstanding any other provision of this Plan, a Participant will not be eligible for severance benefits under this Plan if, in connection with a sale of assets of the Company, the Participant’s employment is terminated and he or she is offered employment by the buyer of assets (or an affiliate thereof) on substantially comparable terms, whether or not the Participant accepts such offer of employment.

Administration
The Committee shall be the Plan Administrator of this Plan (the “Plan Administrator”). The Committee shall make, in its sole discretion, all determinations arising in the administration of the Plan (including all determinations regarding the interpretation of this Plan and the entitlement to benefits hereunder). All such determinations shall be conclusive and binding on all persons, except as otherwise provided by law.

This Plan is an unfunded “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, and is maintained primarily for the purpose of providing severance benefits to a select group of management or highly compensated employees, as described in 29 CFR § 2520.104-24.

This Plan is intended to comply with or be exempt from Section 409A, and shall be interpreted strictly in accordance with such foregoing intent. Nonetheless, the Company does not guaranty the tax treatment of any benefit payable hereunder.

The Plan will be construed, administered, and regulated in accordance with the laws of the State of New Jersey, except to the extent preempted by federal law.

Claims Procedure

Any person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Plan Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision on the claim.

If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Plan Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The Plan Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based.

The exhaustion of the above-described claims procedure is mandatory for resolving every claim and dispute arising under the Plan. Following exhaustion of the above-described claims procedure, any remaining dispute arising under this Plan will be submitted to arbitration in Princeton Junction, New Jersey under the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. Any award or finding will be confidential. Each Participant agrees by continuing in his or her position which makes the Participant eligible to be a Participant, that arbitration will be the sole means of resolving disputes remaining under the Plan and waives, on behalf of the Participant and any of his or her beneficiaries, any right to litigate any such dispute in a court of law.

Amendment & Termination

The Plan may be amended or terminated by the Company at any time for any reason, with or without notice. The Company reserves the right, by action of the Committee, or by any duly appointed successor committee or authorized delegate of the Board, to amend, modify, suspend or terminate this Plan and to disqualify employees from eligibility under the Plan at any time for any reason or for no reason with or without notice. Any such action is not contingent upon the financial condition of the Company. This Plan supersedes any other severance plan that was adopted prior to the adoption of this Plan.

Notwithstanding the foregoing or any other provision of this Plan, upon the occurrence of a Change in Control and for the 24 month period thereafter: (i) Participants in the Plan immediately prior to the Change in Control will continue to participate in the Plan (without the need for renewal and without the possibility of removal during that period); and (ii) this Plan may not be terminated or amended in any manner that would be adverse to a Participant without his or her consent.